As filed with the Securities and Exchange Commission on January 18, 2000

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             CHENIERE ENERGY, INC.
             (Exact Name of Registrant as specified in its charter)

             Delaware                                 95-4352386
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                         1200 Smith Street, Suite 1740
                           Houston, Texas 77002-4313
                                 (713) 659-1361
                            (Address, including zip
              code, and telephone number, including area code, of
                   registrant's principal executive offices)

                               Michael L. Harvey
                     President and Chief Executive Officer
                             Cheniere Energy, Inc.
                         1200 Smith Street, Suite 1740
                           Houston, Texas 77002-4312
                                 (713) 659-1361
                         (Name, address, including zip
                code, and telephone number, including area code,
                             of agent for service)

                                   Copies to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                           Houston, Texas 77002-2778
                                 (713) 225-7000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                       Proposed            Proposed
     Title of each                                      maximum             maximum
class of securities to                                 offering            aggregate           Amount of
     be registered            Amount to be               price             offering           registration
                               Registered              per share             price                fee
Common stock,
par value $.003
per share                      14,934,255            $0.734/(1)/        $10,961,743/(1)/       $2,893.90
Common stock,
par value $.003
per share, to be
 issued upon exercise
 of warrants
                                2,264,468/(2)/       $1.208/(3)/        $ 2,735,477            $  722.17
Total                          17,198,723               ---             $13,697,221            $3,616.07

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices for our common stock as reported on The Nasdaq SmallCap Market on January 14, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.

(2) Represents the number of shares issuable upon the exercise of warrants.

(3) Estimated solely for the purpose of computing the amount of the registration fee, based on the exercise price of the warrants in accordance with Rule 457(g).


The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus                                                Subject to Completion
----------                                                     January __, 2000



                             CHENIERE ENERGY, INC.


                       17,198,723 SHARES OF COMMON STOCK


     This prospectus relates to the offer and sale of up to 17,198,723 shares of common stock of Cheniere Energy, Inc. Of these shares, 14,934,255 are held by stockholders and the other 2,264,468 are issuable upon the exercise of warrants held by warrantholders. One or more of the selling stockholders may offer to sell these shares from time to time. We will not receive any proceeds of these sales, but if any of the warrants are exercised, we will receive payment for the exercise price of the warrants.


     Our common stock is traded on The Nasdaq SmallCap Market under the symbol "CHEX." The last reported sales price of the common stock on The Nasdaq SmallCap Market on January 14, 2000 was $0.75 per share.


                     --------------------------------------

             SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                    ----------------------------------------



                The date of this prospectus is January __, 2000

                               TABLE OF CONTENTS


Cheniere Energy, Inc.......................................   5
Risk Factors...............................................   8
Where you can Find More Information........................  14
Cautionary Statement Regarding Forward Looking Statements..  16
Use of Proceeds............................................  16
Selling Stockholders.......................................  17
Description of Securities..................................  20
Plan of Distribution.......................................  22
Legal Matters..............................................  23
Experts....................................................  24

                             CHENIERE ENERGY, INC.


     Cheniere is a Houston-based company formed for the purpose of oil and gas exploration, development and exploitation. We are evaluating and generating drilling prospects using a regional and integrated approach with a large 3-D seismic database as a platform.

     It is important for you to know that we have only recently established oil and gas production, and though we have established proved reserves through drilling in 1999, we will not fully evaluate these reserves until sometime in the future and will not report the amount and value of these reserves until the filing of our annual report for the year ended December 31, 1999.

     Cheniere was formed in 1996 to fund the acquisition of a proprietary 3-D seismic database along the transition zone in Cameron Parish, Louisiana. The 228-square-mile survey was acquired and processed during 1997. Interpretation of the data yielded drilling prospects located onshore and in the state and
federal waters of offshore Louisiana.   Leasing activity occurred over
identified prospects throughout these three jurisdictions during 1998 and 1999.

     During 1999 we drilled exploration wells on six prospects: two were discoveries and four were dry holes. Both discoveries are located on West Cameron Block 49 in Louisiana state waters in approximately 25 feet of water. Production of natural gas commenced from a common platform in September 1999. Further drilling in the Cameron project area is scheduled for 2000 on leased prospects, and multiple leads are under development for possible leasing in the future.

     To ensure continued access to high quality drilling prospects, we expanded beyond the Cameron area and into the shallow waters of the Gulf of Mexico. We hired additional management and technical expertise and licensed 8,700 square miles of 3-D seismic data, which is currently being evaluated. We also made the commitment to reprocess the entire seismic database and the resulting new data set, being delivered over two years beginning in September, will provide us with a higher resolution image of the subsurface than has previously been available.

     The existing data set, in hand, and the reprocessed data set, as delivered, provide us the framework with which to "capture" drilling prospects through participation in industry prospects, through farm-ins and through leasing at the area-wide federal and state lease sales. We expect to inventory prospects sufficient to support a drilling program of one exploration well per month during the year 2000.

     Cheniere's common stock has been publicly traded since July 3, 1996 under the name Cheniere Energy, Inc. Our corporate offices are located at 1200 Smith Street, Suite 1740, Houston, Texas 77002, and our telephone number is (713) 659-1361.

Business Strategy

     The key to success in the exploration and production business is ensuring that dollars invested add incremental reserve value. Simply put, the cost of finding oil and gas must be less than the value received from the sale of those reserves. In the current environment we believe we can best add reserve value by exploring for new reserves, as opposed to buying existing reserves.

     We operate on the Gulf of Mexico shelf (less than 300 feet of water depth) and in adjacent onshore coastal areas of Texas and Louisiana.

     We participate in drilling and developing prospects in three ways: (1) participation in industry prospects, (2) farm-in to industry acreage and (3) purchase of open leases. Initially, we are reviewing externally generated prospects both inside and outside our 3-D seismic database. As our regional mapping expands, we are internally generating drilling prospects that are located on either held or open acreage. Those prospects located on held acreage will be pursued via a farm-in agreement and those on open acreage will be purchased at the area-wide lease sales.

Officers and Directors

     Charif Souki, a co-founder of Cheniere, is currently chairman of the board of directors of the company and is a member of the stock option committee. Mr. Souki is an independent investment banker with twenty years of experience in the industry. In the past few years he has specialized in providing financing for microcap and small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki received his B.A. from Colgate University and his M.B.A. from Columbia University.

     Walter L. Williams is currently vice chairman of the board of directors of the company. Prior to joining the company, Mr. Williams spent 32 years with Texoil, Inc., a publicly held Gulf Coast exploration and production company, initially as a founder and later as its chairman and chief executive officer. Prior to that time he was an independent petroleum consultant. Mr. Williams received a B.S. in petroleum engineering from Texas A&M University and is a registered engineer in Louisiana and Texas. He served on the board of directors of Texoil, and has served as a director and member of the executive committee of the board of the Houston Museum of Natural Science.

     Michael L. Harvey is currently president, CEO and a director of Cheniere. Mr. Harvey began his career in 1973 with Shell Oil Company in corporate planning and economics. He served as manager of land operations for General Crude Oil Company from 1977 to 1979. Then, in 1979, he joined Roy M. Huffington, Inc. as vice president. In 1987, Mr. Harvey founded Gulfstar Petroleum Corporation, Gulfstar Operating Company and Gulfstar Energy, Inc. He served as president and CEO of the companies until 1997, when Gulfstar Energy was merged into Domain Energy Corporation (now Range Resources). He was executive vice president and a director for Domain in 1998. In 1996 he co-founded Estrella del Golfo, LLC, and continues to serve as chairman.

     Ron A. Krenzke is currently executive vice president-exploration for Cheniere. Prior to joining Cheniere, Mr. Krenzke was executive vice president and chief operating officer of XPLOR Energy, Inc. Mr. Krenzke started his career as a geophysicist in 1974 and has since held various technical and management positions at Mobil Oil, Texas Eastern, Monsanto Oil, and Amerada Hess. In 1990 he founded South Coast Exploration Company, where he served as president and director, and Interactive Exploration Solutions, Inc. (INEXS), where he served as director. In 1997 these companies were merged with XPLOR Energy.

     Keith F. Carney is currently executive vice president-corporate development for Cheniere. He served as chief financial officer and treasurer of the company from July 1996 through November 1997. Prior to joining Cheniere, Mr. Carney was a securities analyst in the oil & gas exploration/production sector with Smith Barney, Inc. from 1992-1996. From 1982-1990 he was employed by Shell Oil as an exploration geologist, with assignments in the Gulf of Mexico, the Middle East and other areas. He received a M.S. degree in geology from Lehigh University in 1982 and a M.B.A./Finance degree from the University of Denver in 1992. Mr. Carney currently serves as a director of Pyr Energy.

     Don A. Turkleson is currently chief financial officer, secretary and treasurer of Cheniere. Prior to joining Cheniere, Mr. Turkleson was employed by PetroCorp Incorporated from 1983 to 1996, as controller until 1986, then as vice president-finance, secretary and treasurer. From 1975 to 1983 he worked as a certified public accountant in the audit division of Arthur Andersen & Co. Mr. Turkleson received a B.S. degree in accounting from Louisiana State University in 1975. He is a director and past chairman of the board of Neighborhood Centers, Inc.

     William D. Forster, a co-founder of Cheniere, is currently a director of Cheniere, a member of the audit committee and the stock option committee. Mr. Forster is chairman and CEO of Stonington Corporation. He served as president and CEO of Cheniere from July 1996 to September 1997. Mr. Forster was an investment banker with Lehman Brothers from 1975 to 1990, serving as a managing director for eleven years, initially in the oil and gas department for seven years, and then in various other areas. In 1990, he founded his own private investment bank, W. Forster & Co. Inc. Mr. Forster is a director of Equity Oil Company, a Nasdaq National Market company. Mr. Forster holds a B.A. in economics from Harvard College and an M.B.A. from Harvard Business School.

     Kenneth R. Peak is currently a director of the company and a member of the audit committee, the compensation committee and the stock option committee. Mr. Peak is Chairman, president and CEO of Contango Oil & Gas Company, a Houston-based oil and gas exploration and production company. Mr. Peak has been the president of Peak Enernomics, Incorporated, a company engaged in consulting activities to the oil and gas industry, since forming the company in 1990. Mr. Peak's energy career began in 1973 as a commercial banker in First Chicago's energy group. In 1980, Mr. Peak became treasurer of Tosco Corporation and in 1982 chief financial officer of Texas International Company (T.I.). Mr. Peak's tenure included serving as president of TIPCO, the domestic operating subsidiary of T.I.'s oil and gas operations. Mr. Peak has also served as chief financial officer of Forest Oil and as an investment banker with Howard Weil. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a B.S. in physics from Ohio University and a M.B.A. from Columbia University. He currently serves as a director of NL Industries, Inc., and Cellxion, Inc.

     Charles M. Reimer is currently a director of Cheniere and a member of the audit committee and the stock option committee. He is also president of British-Borneo Exploration Inc. Prior to joining British Borneo in November 1998, Mr. Reimer served as chairman and CEO of Virginia Indonesia Company
(VICO), the operator on behalf of Union Texas Petroleum Holdings, Inc. and LASMO plc, of major oil and gas reserves and production located in East Kalimantan, Indonesia. Mr. Reimer began his career with Exxon Company USA in 1967 and held various professional and management positions in Texas and Louisiana. After leaving Exxon, Mr. Reimer was named president of Phoenix Resources Company in 1985 and relocated to Cairo, Egypt to begin eight years of international assignments.

                                  RISK FACTORS

We have a limited operating history during which we have continually incurred losses and we may continue to incur losses.

     We have a limited operating history with respect to our oil and gas exploration activities, which were commenced in April 1996. From our inception we have incurred losses and may continue to incur losses, depending on whether we generate sufficient revenue from producing reserves acquired either through acquisitions or drilling activities.


We have limited current oil and gas production and limited proved reserves, which means that our success is highly dependent on the success of our exploration program.

     We established our initial oil and gas production in September 1999. Through our drilling in 1999, we established "proved reserves," which means that we have identified oil and gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The focus of our business is exploratory drilling. Because almost all of our assets are represented by investments to date in our exploration program, and we anticipate investing additional amounts in the program, we are highly dependent on the success of our exploration program.


We may need additional financing and may not be able to obtain it on terms that are acceptable to us, which could harm our ability to conduct our business.

     We presently have limited operating revenues, all of which are currently dedicated to making payments on the Company's indebtedness. As of September 30, 1999, we had only $2,243,490 of current assets and a working capital deficit of $5,210,555. Because of our low level of current assets, we may need additional capital for a number of purposes, and our inability to obtain additional financing could significantly harm our ability to conduct our business, including our ability to take advantage of opportunities that come from our exploration program. Our need for additional financing might include the following:

     - Additional capital will be required to pay for our share of costs relating to the drilling of prospects and development of those that are successful, to exercise lease options, and to acquire additional oil and gas leases. The total amount of our capital needs will be determined in part by the number of prospects generated within our exploration program and by the working interest that we retain in those prospects.

     - We may need funds for the repayment of $755,000 in short-term notes payable which mature on March 15, 2000, $1,118,000 in short-term notes payable which mature on May 5, 2000 and $3,100,000 in short term notes payable which mature on June 30, 2000. If we are unable to obtain sufficient new financings to pay off the notes or to further extend their maturity, then we will be in default with respect to the notes and the holders of such notes will have the right to seek immediate repayment of the entire indebtedness due thereunder and enforce all other rights at law or in equity. Such a default may also cause defaults under other material contracts to which we are a party. Any of the foregoing actions would have a material adverse effect on us.

     - We may need funds for the payment of approximately $200,000 per month related to deliveries of reprocessed 3-D seismic data.

     - Should we choose to make an acquisition of producing oil and gas properties, it is likely that such an acquisition would require that some portion of the purchase price be paid in cash, and thus would create the need for additional capital.

     Additional capital could be obtained from a combination of funding sources. These potential funding sources include:

     -    borrowings from financial institutions,

     - debt offerings, which would increase our leverage and add to our need for cash to service such debt,

     - additional offerings of our equity securities, which could cause substantial dilution of our common stock, or

     - sales of portions of our working interest in the prospects within our exploration program, which would reduce future revenues from our exploration program.

     Our ability to raise additional capital will depend on the results of our operations and the status of various capital and industry markets at the time such additional capital is sought. Accordingly, there can be no assurances that capital will be available to us from any source or that, if available, it will be on terms acceptable to us.


Because of our lack of diversification, factors harming the oil and gas industry in general, including downturns in prices for oil and gas, would be especially harmful to us.

     As an independent energy company, our revenues and profits will be substantially dependent on the oil and gas industry in general and the prevailing prices for oil and gas in particular. Circumstances that harm the oil and industry in general will have an especially harmful effect on us. Oil and gas prices have been and are likely to continue to be volatile and subject to wide fluctuations in response to any of the following factors:

     -    relatively minor changes in the supply of and demand for oil and gas;

     -    political conditions in international oil producing regions;

     - the extent of domestic production and importation of oil in relevant markets;

     -    the level of consumer demand;

     -    weather conditions;

     - the competitive position of oil or gas as a source of energy as compared with other energy sources;

     -    the refining capacity of oil purchasers; and

     - the effect of federal and state regulation on the production, transportation and sale of oil and gas.

It is likely that adverse changes in the oil market or the regulatory environment would have an adverse effect on our ability to obtain capital from lending institutions, industry participants, private or public investors or other sources.


We experience intense competition in the oil and gas industry, which may make it difficult for us to succeed.

     The oil and gas industry is highly competitive. If we are not able to compete effectively, we will not succeed. A number of factors may give our competitors advantages over us. For example, most of our current and potential competitors have significantly greater financial resources and a significantly greater number of experienced and trained managerial and technical personnel than we do. There can be no assurance that we will be able to compete effectively with such companies. Moreover, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing over supply and depressed prices could greatly affect our operating revenues.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities for us.

     Our oil and gas operations are subject to all of the risks and hazards typically associated with the exploration for, and the development and production of, oil and gas. In accordance with customary industry practices, we intend to maintain insurance against some, but not all, of these risks and losses. The occurrence of a significant event not fully insured or indemnified against could seriously harm us. Moreover, no assurance can be given that we will be able to maintain adequate insurance in the future at rates we consider reasonable. Risks in drilling operations include cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. Our activities are also subject to perils specific to marine operations, such as capsizing, collision and damage or loss from severe weather. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.


We are subject to significant exploration risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits.

     Our exploration activities involve significant risks, including the risk that we may not be able to find or produce enough oil and gas to generate any profits. There can be no assurance that the use of technical expertise as applied to geophysical or geological data will ensure that any well we drill will discover oil or gas. Further, there is no way to know in advance of drilling and testing whether any prospect will yield oil or gas in sufficient quantities to make money for us. In addition, we are highly dependent on seismic activity and the related application of new technology as a primary exploration methodology. This methodology, however, requires greater pre-drilling expenditures than traditional drilling strategies. Even when fully used and properly interpreted, 3D seismic data can only assist us in identifying subsurface structures and hydrocarbon indicators, and will not allow us to determine conclusively if hydrocarbons will in fact be present and recoverable in such structures. There can be no assurance that our exploration efforts will be successful.


We may not be able to acquire the oil and gas leases we need to sustain profitable operations.

     There can be no assurance that we will be successful in acquiring farmouts, seismic permits, lease options, leases or other rights to explore for or recover oil and gas. Consequently, the area covered by our 3D seismic data that could be explored through drilling could be reduced if these leases, permits, options and the like are not acquired. Both the United States Department of the Interior and the State of Louisiana award oil and gas leases on a competitive bidding basis. Further, non-governmental owners of the onshore mineral interests within the area covered by our exploration program are not obligated to lease their mineral rights to us except where we have already obtained lease options. Other major and independent oil and gas companies with financial resources significantly greater than ours may bid against us for the purchase of oil and gas leases.


If we are unable to obtain satisfactory turnkey contracts, we may have to assume additional risks and expenses when drilling wells.

     We anticipate that any wells drilled in which we have an interest will be drilled by established industry contractors under turnkey contracts that limit our financial and legal exposure. Circumstances may arise, however, where a turnkey contract is not economically beneficial to us or is otherwise unobtainable from proven industry contractors. In such instances, we may decide to drill wells on a day-rate basis, subjecting us to the usual drilling hazards such as cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. We would also be liable for any cost overruns attributable to drilling problems that otherwise would have been covered by a turnkey contract.

     Under a turnkey drilling contract, a negotiated price is agreed upon and the money placed in escrow. The contractor then assumes all of the risk and expense, including any cost overruns, of drilling a well to contract depth and completing any agreed upon evaluation of the wellbore. Upon performance of all these items, the escrowed money is released to the contractor. On a non-turnkey basis, all risk and expense, including cost overruns, of drilling a well to total depths lies with the operator.


Existing and future United States governmental regulation, taxation and price controls could seriously harm us.

     Oil and gas production and exploration are subject to comprehensive federal, state and local laws and regulations controlling the exploration for and production and sale of oil and gas and the possible effects of such activities on the environment. Failure to comply with such rules and regulations can result in substantial penalties and may harm us. Present, as well as future, legislation and regulations could cause additional expenditures, restrictions and delays in our business, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. In most areas where we plan to conduct activities, there are statutory provisions regulating the production of oil and natural gas which may restrict the rate of production and adversely affect revenues. We plan to acquire oil and gas leases in the Gulf of Mexico, which will be granted by the federal government and administered by the U.S. Department of Interior Minerals Management Service. The Department strictly regulates the exploration, development and production of oil and gas reserves in the Gulf of Mexico. Such regulations could seriously harm our operations in the Gulf of Mexico. The federal government regulates the interstate transportation of oil and natural gas, through the Federal Energy and Regulatory Commission ("FERC"). The FERC has in the past regulated the prices at which oil and gas could be sold.
Federal reenactment of price controls or increased regulation of the transport of oil and natural gas could seriously harm us. In addition, our operations are subject to numerous laws and regulations governing the discharge of oil and hazardous materials into the environment or otherwise relating to environmental protection, including the Oil Pollution Act of 1990. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control, solid waste management, and strict financial responsibility and remedial response obligations relating to oil spill protection. The cost of complying with such environmental legislation could have a general harmful effect on our operations.


We may experience Year 2000 problems, which could cause disruptions of our operations.

          The Year 2000 presents significant issues for many computer systems. Much of the software in use today may not be able to accurately process data beyond the year 1999. The vast majority of computer systems process transactions using two digits for the year of the transaction, rather than the full four digits, making such systems unable to distinguish January 1, 2000 from January 1, 1900. Such systems may encounter significant processing inaccuracies or become inoperable when Year 2000 transactions are processed. Such matters could impact not only us in our day-to-day operations but also our financial institutions, customers and vendors as well as state, provincial and federal governments with jurisdictions where we maintain operations.

          We are currently addressing Year 2000 issues and are presently focusing on our internal business systems and processes. It has been our strategy to use, wherever possible, industry prevalent products and processes with minimal customization. As a result, we do not expect any extensive in-house hardware, software or process conversions in an effort to be Year 2000 compliant nor do we expect Year 2000 compliance related costs to be material to our operations. To the date of this filing, we are not aware of any significant problems being experienced at our company related to Year 2000.

          While it is the our goal to be Year 2000 compliant, there can be no assurance that there will not be a material adverse effect on Cheniere as a result of a Year 2000 related issue. Our business partners may present the area of greatest risk to us, in part because of our limited ability to influence actions of third parties, and in part because of our inability to estimate the level and impact of noncompliance of third parties. Additionally, there are many variables and uncertainties associated with judgments regarding any contingency plans we develop.


There is only limited trading in our common stock, which makes our stock more difficult to sell than the stock of companies with more active markets.

     There is only limited trading in our common stock, which makes our stock more difficult to sell than the stock of companies with more active markets. During 1999, the average daily trading volume of our common stock on The Nasdaq SmallCap Market was approximately 78,000 shares. The completion of this offering of the common stock provides no assurance that the trading market for the common stock will become more active.


We have not paid dividends and do not expect to in the foreseeable future, so our stockholders will not be able to receive a return on their investment without selling their shares.

     We have not paid dividends since our inception and do not expect to in the foreseeable future, so our shareholders will not be able to receive a return on their investments without selling their shares. We presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be subject to the discretion of our board of directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements and general business conditions.


Our stockholders could experience dilution in the value of their shares because of additional issuances of shares.

     Any issuance of common stock by us may result in a reduction in the book value per share or market price per share of our outstanding shares of common stock and will reduce the proportionate ownership and voting power of such shares. We have 65,000,000 authorized shares of stock, consisting of 60,000,000 shares of the common stock, and 5,000,000 shares of preferred stock. As of January 11, 2000, approximately 33% of the shares of the common stock remained unissued. The board of directors has the power to issue any and all of such shares without shareholder approval. It is likely that we will issue shares of the common stock, among other reasons, in order to raise capital to sustain operations, to exchange for or to repay our $755,000 in short-term notes payable and/or to finance future oil and gas exploration projects. In addition, we have reserved 8,467,802 and 2/3 shares of the common stock for issuance upon the exercise of outstanding warrants and 2,550,000 shares of the common stock for issuance upon the exercise of stock options. As of January 11, 2000, there are 2,179,944 and 2/3 issued and outstanding options to purchase common stock. To the extent that outstanding warrants and options are exercised, the percentage ownership of common stock of our stockholders will be diluted. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of outstanding warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than the exercise terms provided by such outstanding securities. In the event of the exercise of a substantial number of warrants and options, within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of the common stock in the trading market could substantially adversely affect the market price of the common stock or our ability to raise money through the sale of equity securities


We depend on key personnel and could be seriously harmed if we lost their services.

     We depend on our executive officers for our various activities. We do not maintain "key person" life insurance policies on any of our personnel nor do we have employment agreements with any of our personnel. The loss of the services of any of these individuals could seriously harm us. In addition, our future success will depend in part upon our ability to attract and retain additional qualified personnel. We currently have 17 full-time employees.


We depend on industry partners and could be seriously harmed if they do not perform satisfactorily, which is usually not within our control.

     Because we have few employees and limited operating revenues, we will be largely dependent upon industry partners for the success of our oil and gas exploration projects for the foreseeable future. We could be seriously harmed if our industry partners do not perform satisfactorily on projects that affect us. We may often have no control over factors that would influence their performance.


We are controlled by a small number of principal stockholders who may exercise a proportionately larger influence on Cheniere than our shareholders with smaller holdings.

     We are controlled by a small number of principal stockholders who may do things that are not in the interests of our shareholders with smaller holdings. Together, William D. Forster, a director, and BSR Investments, Ltd. own approximately 17% of the outstanding common stock. BSR Investments, Ltd. is controlled by the mother of Charif Souki, chairman of our board of directors. Accordingly, it is likely that Mr. Forster, a director, and BSR Investments, Ltd. will have a significant influence on the election of our directors and on our management, operations and affairs, including the ability to prevent or cause a change in control of the company.


Anti-takeover provisions of the certificate of incorporation, bylaws and Delaware law could adversely impact a potential acquisition by third parties that may ultimately be in the financial interests of our shareholders.

     Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that may discourage unsolicited takeover proposals. These provisions could have the effect of inhibiting fluctuations in the market price of our shares that could result from actual or rumored takeover attempts, preventing changes in our management or limiting the price that investors may be willing to pay for shares of common stock. These provisions, among other things, authorize the board of directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require us to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with some interested parties.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the public reference rooms maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial documents retrieval services and at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Our common stock is quoted on The Nasdaq SmallCap Market. You may also read our reports, proxy and information statements and other information at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission to register the shares of common stock referred to above being offered. This prospectus does not contain important information that you can find in our registration statement and in the annual, quarterly and special reports, proxy statements and other documents that we file with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose in this prospectus important information to you by referring you to other documents that have been or will be filed with the Securities and Exchange Commission.
The information below is incorporated in this prospectus by reference and is an important part of this prospectus, except where any of the information has been modified or superseded by the information in this prospectus or in information incorporated by reference in this prospectus. Also, information that we file after the date of this prospectus with the Securities and Exchange Commission will automatically be incorporated in this prospectus and update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus are sold:

     -    Our Annual Report on Form 10-K for the fiscal year ended December 31,
          1998;
     -    Our Quarterly Reports on Form 10-Q for the three months ended
          March 31,
          1999, June 30, 1999 and September 30, 1999;
     -    Our Proxy Statement dated April 30, 1999.

We will provide you, without charge, a copy of the documents incorporated by reference in this prospectus. We will not provide a copy of the exhibits to documents incorporated by reference, unless those exhibits are specifically incorporated by reference into those documents. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

     Cheniere Energy, Inc.
     1200 Smith Street, Suite 1740
     Houston, Texas  77002-4312
     Attn: Don A. Turkleson, Chief Financial Officer
     (713) 659-1361

     You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus, in any prospectus supplement or in any document incorporated by reference herein is accurate as of any date other than the date on the front of those documents.

                              CAUTIONARY STATEMENT
                      REGARDING FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. We and our representatives may from time to time make written or verbal forward-looking statements, including statements contained in this report and other filings with the Securities and Exchange Commission and in reports to our stockholders.

     All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements include, among others:

     -    statements regarding our business strategy, plans and objectives;

     - statements expressing beliefs and expectations regarding our ability to successfully raise the additional capital necessary to meet our obligations under our current exploration agreements;

     - statements expressing beliefs and expectations regarding our ability to secure the leases necessary to facilitate anticipated drilling activities;

     - statements expressing beliefs and expectations regarding our ability to attract additional working interest owners to participate in the exploration and development of our exploration areas; and

     -    statements about non-historical year 2000 information.

     These forward-looking statements are, and will be, based on management's then current views and assumptions regarding future events.

Actual results could differ materially from estimates and other forward-looking statements. Important factors that could affect us and cause materially different results are discussed under the heading "Risk Factors."


                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares offered by this prospectus. Warrants for which the underlying common stock in being registered in this registration statement are exercisable at various prices ranging from $0.875 to $2.875 per share. The detailed terms of our warrants are set forth under "Description of Securities - Warrants." We expect to use any proceeds we receive from the exercise of warrants for oil and gas exploration activities, working capital and/or general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth information known to us with respect to beneficial ownership of our common stock as of January 18, 2000 by each selling stockholder. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Information with respect to beneficial ownership is based on information as of January 18, 2000 and assumes that there is outstanding an aggregate of 40,212,472 shares of common stock. Warrants to purchase shares of common stock which are currently exercisable or will become exercisable within 60 days of January 18, 2000 are deemed to be outstanding for purposes of the individuals named in this chart. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, Cheniere believes based on information furnished by the selling stockholders that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The table assumes the sale of all shares offered hereby and no other purchases or sales of Cheniere's common stock. All warrants shown in the applicable column are immediately exercisable.

                                                                                     Amount of Shares
                                                                                         Offered
                                                                                          Hereby
                                                                             -----------------------------
                                                                                            Shares of
                                                                                            Common Stock
                                                         Shares                Number       Underlying
Name of                                                  Beneficially          of Shares    Warrants to     Shares Beneficially
Selling                                                  Owned Prior           of Common    Purchase        Owned After
Stockholder                                              To Offering           Stock        Common Stock    The Offering
-----------                                              --------------------  -----------  ------------    -------------------
                                                            Number    Percent                                 Number    Percent
Adams, Dennis L.                                             320,000     *        180,000           90,000      50,000     *
Alba Limited                                                 205,000     *        160,000                       45,000     *
Apex Investment Fund Ltd.                                  1,200,000      3.0%    800,000                      400,000     *
Arabella                                                   2,545,000      6.2%  1,690,000                      855,000      4.2%
Argentiere Holdings, Inc.                                    300,000     *                         300,000                 *
Azure Energy Fund Inc.                                     3,000,030      7.5%  3,000,030                                  *
Bank Insinger de Beaufort NV                                 600,000      1.5%    600,000                                  *
Banque SCS Alliance S.A.                                     800,000      2.0%    700,000          100,000                 *
Batler, Emanuel                                               75,000     *         50,000           25,000                 *
Bemel & Ross Profit Sharing Plan                              20,000     *         10,000                       10,000     *
Bisgeier, Mark David                                           6,000     *          6,000                                  *
Borenstein, Richard N.                                       138,399     *         11,579           50,987      75,833     *
Brander, Martin                                               49,286     *         20,000                       29,286     *
Brown, Hart                                                   13,000     *         13,000                                  *
BSR Investments, Ltd.                                      4,111,445     10.1%    110,000           55,000   3,946,445     11.1%
Connaught Global Ltd.                                        300,000     *         75,000           75,000     150,000     *
Cullman,  Joseph F. 3rd                                       72,168     *         22,834           11,417      37,917     *
Davidson, Ronald                                              10,000     *         10,000                                  *
Forster, Gail Daly                                           131,765     *         17,368           76,480      37,917     *
Freedman, Gary E. Trustee of the Freedman Family Trust        10,000     *         10,000                                  *
 u/t/d 5/25/82
Gardner, David A.                                            300,000     *        200,000          100,000                 *
Gisborne Capital Limited                                     300,000     *        300,000                                  *
Guildford Manor, Ltd.                                        600,000      1.5%    150,000                      450,000      1.2%
Hellmold, Ralph O.                                           262,833     *          6,250                      256,583      1.1%

                                                                                   Amount of Shares
                                                                                        Offered
                                                                                        Hereby
                                                                           ------------------------------
                                                                                           Shares of
                                                                                           Common Stock
                                                       Shares               Number         Underlying
Name of                                                Beneficially         of Shares      Warrants to      Shares Beneficially
Selling                                                Owned Prior          of Common      Purchase         Owned After
Stockholder                                            To Offering          Stock          Common Stock     The Offering
-----------                                            -------------------- ------------   -------------    -------------------
                                                          Number    Percent                                  Number    Percent
Israel, Robert I.                                           69,199     *           5,789           25,493      37,917     *
Kessler, Douglas, W.    P.C.                                53,617     *          11,300            5,650      36,667     *
Koutsoubos, Ted                                             80,000     *          50,000                       30,000     *
Lathbury Investments Ltd.                                  300,000     *          75,000           75,000     150,000     *
Leeds, Don & Gail Leeds                                    200,000     *         200,000                                  *
Leff, David M., TTEE of the David Leff Family Trust         10,000     *          10,000                                  *
 u/t/d 2/3/88
Lessman, Andrew                                          1,816,667      4.5%   1,100,000                      716,667      1.8%
Lloyds TSB Bank plc                                         60,000     *          60,000                                  *
Marcus, Michael P.                                         600,000      1.5%     600,000                                  *
Massabni, Antoine                                          525,000      1.3%     425,000          100,000                 *
MDC Group, Inc.                                            200,000     *                          200,000                 *
Merback, Arden                                              32,571     *          15,000                       17,571     *
Merback, Joe                                                50,000     *                           50,000                 *
MM & B Holdings, LLC                                     1,383,834      2.6%     188,001                    1,195,833      5.6%
Moshen, Eli                                                139,571     *         120,000                       19,571     *
Neel, John S. Jr.                                          147,566     *          11,579           50,987      85,000     *
Offshore Energy Services, Inc.                             800,000      2.0%     800,000                                  *
Rehme, Robert G. & Phyllis K.                               30,000     *          30,000                                  *
Robinson, Joe Sam, Jr.                                     630,769      1.6%     320,263           89,227     221,279      1.0%
Robinson, Mixon                                            221,429     *         100,000                      121,429     *
Schley, Evander D.                                           5,000     *           5,000                                  *
Silver Creek Investments Ltd BVI                           750,000      1.9%     750,000                                  *
Smisson Family Investments LLP                             180,000     *         180,000                                  *
Smisson, Hugh F. III                                       507,333      1.3%     335,473           63,734     108,126     *
Smisson, La Wahna Rigdon                                    99,000     *          99,000                                  *
St. Cloud Investments, Ltd BVI                             750,000      1.9%     750,000                                  *
Sturm, Alan                                                 95,000     *          50,000           25,000      20,000     *
The Glenn Golenberg Intervivos Trust Dtd. 4/27/93          150,000     *         150,000                                  *
Three D Holdings Ltd.                                      550,000      1.4%     150,000                      400,000     *
Union Finance International Corporation                    745,000      1.8%      75,000          670,000                 *
Vivaldi, L.L.C.                                            100,000     *         100,000                                  *
Wagstaff, Michael J.                                        67,949     *           5,789           25,493      36,667     *
Williams, Betty Brown                                       20,000     *          20,000                                  *
                                                                              ----------        ---------
   TOTALS                                                                     14,934,255        2,264,468

* Less than 1%.

ISSUANCE OF SECURITIES TO SELLING STOCKHOLDERS

     The shares of common stock being registered pursuant to the registration statement of which this prospectus is a part include:

     . 14,003,165 shares issued in private placements during the period from June 1999 to December 1999

     . 800,000 shares issued in consideration for oil and gas well services to be provided in the future

     . 131,090 shares issued in connection with extensions of the maturity dates of short-term senior notes payable

     . 687,067 shares issuable upon the exercise of warrants issued in private placements

     . 382,401 shares issuable upon the exercise of warrants issued in connection with extensions of the maturity dates of short-term senior notes payable

     . 1,195,000 shares issuable upon the exercise of warrants issued in consideration for consulting services

     On June 30, 1999, we sold 2,296,000 shares to twenty investors at a price of $1.00 per share pursuant to Regulation D adopted by the Securities and Exchange Commission. On July 6, 1999, we issued 150,000 shares to two investors pursuant to a price adjust feature of their April 1999 purchase of 300,000 shares bringing the effective purchase price from $1.00 to $0.67 per share. The sale was made pursuant to Regulation D adopted by the Securities and Exchange Commission.

     In the period from September 30, 1999 to October 10, 1999 we sold 1,074,134 units to ten investors at a price of $1.10 per unit. Each unit was comprised of one share of common stock and one half warrant to purchase one share of common stock, adding up to 1,074,134 shares of common stock and warrants to purchase 537,067 shares of common stock. Warrants issued in connection with these sales of units are exercisable on or before the third anniversary date of the date the units were sold at an exercise price of $1.50 per share.

     In November and December 1999, we sold 10,483,031 shares of common stock to twenty two investors at a price of $0.33 1/3 per share pursuant to Regulation D.

          On August 10, 1999, in consideration for oil and gas well services to be provided in the future, we issued 800,000 shares to one investor at a price of $1.50 per share pursuant to Regulation D adopted by the Securities and Exchange Commission.

     In October 1999, in consideration of the extension of the maturity dates on certain senior short-term notes payable, we issued 81,750 shares to nine investors at a price of $1.00 per share pursuant to Regulation D adopted by the Securities and Exchange Commission. In December 1999, in consideration of the extension of the maturity dates on certain senior short-term notes payable, we issued to seven investors 49,340 shares of common stock at a price of $0.33 1/3 per share and warrants to purchase 382,401 shares of common stock at a price to be determined in the future, between $0.75 and $1.00 per share, on or before December 16, 2004 pursuant to Regulation D adopted by the Securities and Exchange Commission.

     In July 1999, in connection with a price adjustment provision for units previously issued, we issued to two investors warrants to purchase 150,000 shares of common stock at a price of $1.00 per share on or before April 12,2004.

     In July 1999, as consideration for assistance in the private placement of our securities, we issued to a consultant warrants to purchase 50,000 shares of common stock at a price of $1.50 prior to June 30, 2002. In September 1999, in consideration for consulting services, we issued to a consultant warrants to acquire 200,000 shares of our common stock at prices of $1.375, $1.875, $2.375 and $2.875 per share for each of four blocks of 50,000 shares, exercisable within five years of the date of issuance. In December 1999, as consideration for assistance in the private placement of our securities, we issued to two consultants warrants to purchase 945,000 shares of common stock at a price of $1.00 prior to the third anniversary of the issuance.

                           DESCRIPTION OF SECURITIES

     We have 65,000,000 authorized shares of stock, consisting of 60,000,000 shares of the common stock, having a par value of $.003 per share, and 5,000,000 shares of preferred stock, having a par value of $.0001 per share.


COMMON STOCK

     As of January 18, 2000, there were 40,212,472 shares of the common stock outstanding. All of such outstanding shares of common stock are fully paid and nonassessable. Each share of the common stock has an equal and ratable right to receive dividends when, as and if declared by the board of directors out of assets legally available therefor and subject to dividend obligations to the holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Cheniere, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock that at the time may be outstanding.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Cheniere. There are no sinking fund provisions applicable to the common stock. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders. Holders of common stock have no right to cumulate their votes in the election of directors.

PREFERRED STOCK

     As of the date of this private placement memorandum, there were no shares of preferred stock outstanding. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

WARRANTS

     We have issued and outstanding warrants to purchase 8,467,802 and 2/3 shares of common stock.

     We have issued and outstanding 141,666 and 2/3 warrants, each of which entitles the registered holder thereof to purchase one share of common stock. These warrants are exercisable at any time on or before June 14, 2000, at an exercise price of $3.00 per share and are subject to customary anti-dilution adjustments. These warrants were originally issued by Cheniere Energy Operating Co., Inc. (now a wholly owned subsidiary of Cheniere) and were converted to warrants of Cheniere following the 1996 reorganization of the company. These warrants were issued to a group of 11 investors in connection with a private placement of unsecured promissory notes of Cheniere Operating in the aggregate principal amount of $425,000. In connection with the payment of an additional promissory note to one such investor, Cheniere has issued to such investor an additional warrant to purchase 64,500 shares of the common stock on the same terms as the other warrants, in accordance with the terms of the original note agreement, which expires on June 14, 2000.

     In consideration of investment advisory and other services to Cheniere, pursuant to warrant agreements each dated as of August 21, 1996, we issued to C.M. Blair, W.M. Foster & Co., Inc. and Redliw Corp. warrants to purchase 13,600 and 54,400 shares of common stock, respectively. These warrants are exercisable at any time on or before May 15, 2000 at an exercise price of $3.00 per share and are subject to customary anti-dilution adjustments.

     In connection with the December 1997 bridge financing, we issued 100,000 shares of common stock and four-year warrants to purchase 1,333,334 shares of common stock at $2-3/8 per share. We issued additional warrants to purchase 1,600,000 shares of common stock on September 15, 1998 in consideration for the extension to that date. We extended the notes again in September 1998 to a maturity date of December 15, 1998, which date was further extended to January 15, 1999 at our option. In connection with the extension to December 15, 1998, we offered two alternatives of consideration. Holders of $3,000,000 of the notes elected to reduce the exercise price of their warrants to $1.50. The holder of $1,000,000 of the notes elected to reduce the exercise price of its warrants to $2.00 per share, to extend the term of such warrants to five years from the latter of September 15, 1998 or the date of issue, to receive additional warrants to purchase as many as 387,500 shares of common stock and to receive 50,000 shares of common stock. On March 15, 1999 we decreased the exercise price by $0.25 per share on all warrants issued in connection with the bridge financing. In connection with extensions of the maturity dates from October 1999 to December 1999 and then to March 2000, we issued 132,342 shares of common stock and warrants to purchase 382,401 shares of common stock at a price to be determined in the future, between $0.75 and $1.00 per share, and extended the term of all warrants related to then outstanding notes payable to December 16, 2004.

     In conjunction with a private placement of common stock in March 1997 we issued 50,000 warrants to a financial advisor. The warrants were issued in March 1998 at an exercise price of $3.125 per share and are exercisable on or before March 31, 2000.

     In conjunction with the issuance of $180,000 senior term notes payable in June 1998, we issued warrants to purchase 83,334 shares of common stock at an exercise price of $2.00 per share. Such warrants are exercisable on or before June 4, 2002 at an exercise price of $2.00 per share and are subject to customary anti-dilution adjustments.

     In the period from August 31, 1998 through December 15, 1998, we sold 1,950,000 units, each unit consisting of one share of common stock and one half warrant to purchase one share of common stock, in the aggregate, 1,950,000 shares of common stock and warrants to purchase 975,000 shares of common stock. Each warrant is exercisable on or before the second anniversary of the date the units were sold at an exercise price of $2.00 per share and are subject to customary anti-dilution adjustments.

     In April 1999, we sold 300,000 units to three investors at a price of $1.00 per share pursuant to Regulation D adopted by the Securities and Exchange Commission. Each unit was comprised of one share of common stock and one warrant to purchase one share of common stock, adding up to 300,000 shares of common stock and warrants to purchase 300,000 shares of common stock. Warrants issued in connection with these sales of units are exercisable on or before the second anniversary date of the date the units were sold at an exercise price of $1.00 per share.

     In June 1999, we issued 1,000,000 warrants to our president and chief executive officer and 200,000 warrants to another member of our board of directors, both of whom were instrumental in negotiating our license of 8,700 square miles of 3D seismic data in the Gulf of Mexico. Warrants issued in connection with this transaction are exercisable on or before the fifth anniversary of the date the transaction closed at an exercise price of $1.50 per share.

     Effective in July 1999, we issued 50,000 warrants exercisable at $1.50 per share on or before June 30, 2004 as consideration for assistance in the private placement of securities. We also issued 150,000 warrants exercisable at $1.00 per share on or before July 5, 2004 in connection with a pricing adjustment to the number of units sold in April 1999.

     In September and October 1999, we sold 1,074,134 units to ten investors at a price of $1.10 per unit pursuant to Regulation D adopted by the Securities and Exchange Commission. Each unit was comprised of one share of common stock and one half warrant to purchase one share of common stock, adding up to 1,074,134 shares of common stock and warrants to purchase 537,067 shares of common stock. Warrants issued in connection with these sales of units are exercisable at an exercise price of $1.50 per share on or before the third anniversary date of the date the units were sold. Also in September 1999, we issued to a consultant warrants to purchase 200,000 shares of common stock on or before September 27, 2004 at exercise prices per share of $1.375 for 50,000 shares, $1.875 for 50,000 shares, $2.375 for 50,000 shares and $2.875 for 50,000 shares. In November and December 1999, as consideration for assistance in the private placement of securities, we issued 945,000 warrants exercisable at $1.00 per share on or before the third anniversary of the issuances.

     The warrants do not confer upon the holders thereof any voting or other rights of a stockholder of Cheniere.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     The amended and restated certificate of incorporation of Cheniere contains provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult possible takeover proposals to acquire control of Cheniere and make removal of management of Cheniere more difficult.

     As described above, the certificate of incorporation authorizes a class of undesignated preferred stock consisting of 5,000,000 shares. Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Cheniere.

     Cheniere is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an interested stockholder from engaging in a business combination with such corporation for a period of three years from the time such stockholder became an interested stockholder unless at least one of the following conditions is met:

     . the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder,

     . upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock, not counting shares owned by persons who are directors and also officers, or

     . the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders, not including the shares held by the interested stockholder.

     The Delaware General Corporation Law defines an interested stockholder as a stockholder owning 15 percent or more of a corporation's voting stock. Cheniere is currently subject to Section 203.

     In addition, William D. Forster, a director, and BSR Investments, Ltd., an entity controlled by the mother of Charif Souki, chairman of our board of directors, own in the aggregate approximately 17% of the outstanding shares of the common stock. Accordingly, it is likely that Mr. Forster and BSR Investments will have the ability to effectively prevent or cause a change in control of Cheniere.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.


                             PLAN OF DISTRIBUTION

     We have agreed to bear some expenses of registration of the shares offered by this prospectus under federal and state securities laws.

     Shares of common stock covered hereby may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Cheniere in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered by this prospectus:

     .    on the Nasdaq SmallCap Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or

     .    in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

     The selling stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the federal securities act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act. Cheniere has agreed to indemnify the selling stockholders against some liabilities arising under the federal securities act.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and, if acting as agent for the purchaser of such shares, from such purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise. These transactions would be at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions and may involve sales to and through other broker-dealers, including transactions of the nature described above. In connection with such resales the broker-dealers may pay to or receive from the purchasers of the shares commissions computed as described above.

     Under the rules and regulations under the Securities Exchange Act of 1934, the selling stockholders may be persons engaged in the distribution of the common stock and may not simultaneously engage in market making activities with respect to Cheniere for a period of five business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions, rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

     The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     In order to comply with the securities laws of some states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the common stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Cheniere will keep this registration statement or a similar registration statement effective until the earlier to occur of

     .    the date that all securities registered under this registration statement have been disposed of in accordance with the plan of disposition indicated above or

     . the date that all securities registered under this registration statement have become eligible for sale under Rule 144(k) under the Securities Act.

     No sales may be made pursuant to this prospectus after the earlier of these two dates unless Cheniere amends or supplements this prospectus to indicate that it has agreed to extend such period of effectiveness.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Mayor, Day, Caldwell & Keeton, L.L.P., Houston, Texas, counsel to Cheniere.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to Cheniere's ability to continue as a going concern as described in Note 13 to the consolidated financial statements, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Cheniere will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

               SEC registration fee            $ 3,572
               Legal fees and expenses          10,000
               Accounting fees and expenses      5,000
               Miscellaneous expenses            1,428

               Total                           $20,000

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Cheniere's certificate of incorporation and by-laws provide for indemnification of Cheniere's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Cheniere has also entered into agreements with its directors and officers that will require Cheniere, among other things, to indemnify them against some liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, Cheniere carries director and officer liability insurance.

     In connection with this offering, the selling stockholders have agreed to indemnify Cheniere, its directors and officers and each such person who controls Cheniere, against any and all liability arising from inaccurate information provided to Cheniere by the selling stockholders and contained herein.

Item 16.  Exhibits.

              Exhibits.

              4.1 Specimen Common Stock Certificate of Cheniere (Incorporated by reference to Exhibit 4.1 of Cheniere's registration statement under the Securities Act of 1933 on Form S-1 filed on August 27, 1996 (File No. 333-10905))
              5.1   Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
              23.1 Consent of Mayor, Day, Caldwell & Keeton, L.L.P. (included in Exhibit 5.1)
              23.2  Consent of PricewaterhouseCoopers LLP
              24.1  Powers of Attorney (included in Page II-3)


Item 17.  Undertakings.

          Cheniere hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of Cheniere's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cheniere pursuant to the foregoing provisions, or otherwise, Cheniere has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cheniere of expenses incurred or paid by a director, officer or controlling person of Cheniere in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cheniere will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Cheniere Energy, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, State of Texas, on January 18, 2000.

                                  CHENIERE ENERGY, INC.

                                  By: /s/ MICHAEL L. HARVEY
                                      -------------------------
                                      Michael L. Harvey
                                      President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Michael L. Harvey and Don A. Turkleson, and each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                   Date
/s/ MICHAEL L. HARVEY                  President, Chief Executive                        January 13, 2000
---------------------------------      Officer and Director
Michael L. Harvey                      (Principal Executive Officer)


/s/ DON A. TURKLESON                   Chief Financial Officer                           January 13, 2000
---------------------------------      (Principal Financial and
Don A. Turkleson                       Accounting Officer)


/s/ CHARIF SOUKI                       Chairman of the Board                             January 13, 2000
---------------------------------
Charif Souki

/s/ WILLIAM D. FORSTER                 Director                                          January 13, 2000
---------------------------------
William D. Forster

/s/ KENNETH R. PEAK                    Director                                          January 13, 2000
---------------------------------
Kenneth R. Peak

/s/ CHARLES M. REIMER                  Director                                          January 13, 2000
---------------------------------
Charles M. Reimer

/s/ WALTER L. WILLIAMS                 Vice Chairman of the Board                        January 13, 2000
---------------------------------
Walter L. Williams